UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

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the Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Name of Registrant as Specified In Its Charter)

Stilwell Value Partners VII, L.P.

Stilwell Activist Fund, L.P.

Stilwell Activist Investments, L.P.

Stilwell Value LLC

Joseph Stilwell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 On September 19, 2018, The Stilwell Group issued the following press release:

The Stilwell Group Sends SIXTH Letter to Shareholders of Wheeler Real Estate Investment Trust

NEW YORK, September 19, 2018 /PRNewswire/ -- The Stilwell Group, the largest shareholder of Wheeler Real Estate Investment Trust, Inc. (the "Company") (nasdaq:whlr), today announced that it has delivered an open letter to shareholders of the Company.

The full text of the letter follows:

September 18, 2018

Dear Fellow WHLR Owner,

The legacy directors have consistently demonstrated their lack of competence and sound judgment. In our estimation, they have no business being directors of any public company (and, as best we can tell, two of them have never been directors anywhere other than at WHLR). Why the Company renominated any of the legacy directors baffles us.

* Our calculation, according to Nasdaq price history, is based on the $6/share closing price of WHLR on its first day of public trading, 11/19/2012 (adjusted to $48/share due to the 1-for-8 reverse stock split on 3/31/17), and the $4.42/share closing price on 9/14/2018.

Our plan for WHLR is to relentlessly focus on maximizing value for the common shareholders -- something that the legacy directors have clearly failed at. We have been involved as activist investors in 64 other small cap financial companies over the past 18 years -- 60 of them have been profitable. If elected, we hope to do the same at WHLR.

Let’s take a big step towards turning our Company around on October 3rd by removing the legacy directors. Please vote the GREEN proxy today FOR our three nominees.

Sincerely,

Megan Parisi
917-881-8076
mparisi@stilwellgroup.com

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please contact us or Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

+ 1 (212) 297-0720 (Main)
+ 1 (877) 869-0171 (Toll-Free)
Email: info@okapipartners.com